EXHIBIT 99




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8229 Boone Boulevard, Suite 802                              COMPANY CONTACT:
Vienna, VA  22182. USA                                       Gavin de Windt
Telephone (703) 506-9460                                     CEL-SCI Corporation
 www.cel-sci.com                                             (703) 506-9460

                        U.S. FDA REMOVES CLINICAL HOLD ON
                   CEL-SCI'S PHASE 3 HEAD & NECK CANCER TRIAL

            The Study's 928 patients are being monitored and continue
                  to be followed for protocol-specific outcomes

Vienna, VA, August 14, 2017 -- CEL-SCI Corporation (NYSE American: CVM) today announced it has received a letter from the U.S. Food and Drug Administration
(FDA) stating that the clinical hold that had been imposed on the Company's Phase 3 cancer study with Multikine* (Leukocyte Interleukin, Inj.) has been removed and that all clinical trial activities under this Investigational New Drug application (IND) may resume.

Multikine is being studied as a potential first-line (before any other cancer treatment is given) immunotherapy that is aimed at harnessing the patient's own immune system to produce an anti-tumor response. Nine hundred twenty-eight (928) newly diagnosed head and neck cancer patients have been enrolled in this Phase 3 cancer study and all the patients who have completed treatment continue to be followed for protocol-specific outcomes in accordance with the Study Protocol.

The study's primary endpoint is a 10% increase in overall survival for patients treated with the Multikine treatment regimen plus standard of care (SOC) versus those who receive SOC only. The determination if the study's primary end point has been met will occur when there are a total of 298 deaths in those two groups. Current SOC for this indication is surgery, followed by radiation therapy alone or followed by concurrent radio-chemotherapy.

There is a clear and unmet medical need for a new treatment in this indication as the last FDA approved treatment for advanced primary head and neck cancer was over 50 years ago. The FDA has also designated Multikine an Orphan Drug for neoadjuvant therapy in patients with squamous cell carcinoma of the head and neck (SCCHN).

About Head and Neck Cancer

Head and neck cancer describes squamous cell carcinomas located inside the neck, mouth, nose, and throat. According to the World Health Organization, the annual incidence of head and neck cancer is approximately 550,000 cases worldwide, with about 300,000 deaths each year. Risk factors involved with head and neck cancer include heavy alcohol use, tobacco use, and the cancer causing type of human papilloma virus (HPV).

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About CEL-SCI Corporation

CEL-SCI's work is focused on finding the best way to activate the immune system to fight cancer and infectious diseases. The Company has operations in Vienna, Virginia, and in/near Baltimore, Maryland.

Forward-Looking Statements

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K and 10-K/A for the year ended September 30, 2016. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency.
Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress.